UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 1, 2017

ADVANCE AUTO PARTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-16797	54-2049910
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5008 Airport Road, Roanoke, Virginia	24012
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (540) 362-4911

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2017, Advance Auto Parts, Inc. (“Company”) announced that its Board of Directors (“Board”) has appointed Jeffrey W. Shepherd to become the Company's Controller and Chief Accounting Officer (Principal Accounting Officer), effective March 1, 2017.

Prior to joining the Company, Mr. Shepherd, 44, was employed by General Motors Company from September 2010 to February 2017 in various accounting and finance roles, including Controller - General Motors Europe from July 2015 to February 2017, Director - Consolidation and SEC Reporting from June 2013 to July 2015 and Director - Analysis and Reporting from September 2010 to June 2013. Prior to joining General Motors, Mr. Shepherd worked for Ernst & Young, a public accounting firm, from October 1994 to July 2008. Mr. Shepherd is a certified public accountant.

Employment Agreement
In connection with his appointment, Mr. Shepherd and the Company have agreed to a compensation arrangement, which has been approved by the Compensation Committee of the Board (“Committee”). Pursuant to the compensation arrangement, Mr. Shepherd’s annual base salary is $400,000, and he is eligible to participate in the Company's annual incentive bonus plan with a bonus target of 75 percent of base salary (“Target Bonus Amount”) and a maximum bonus opportunity of 200 percent of the Target Bonus Amount, based on the Company’s performance as measured against the same bonus criteria applied to other senior executives of the Company.

Mr. Shepherd is eligible to receive annual equity grants under the Company's 2014 Long-Term Incentive Plan (the “2014 LTIP”) consistent with the Company’s compensation program for other executives of the Company. The grant-date fair value of Mr. Shepherd’s annual equity grant for the 2017-2019 performance cycle will be $350,000, with a grant-type mix determined by the Committee and will be granted at the same time that annual grants for the same cycle are made to other executives. In addition, as soon as practicable following his appointment, Mr. Shepherd will receive a one-time grant of time-based restricted stock units with a grant-date fair value of $750,000, which will vest in three equal increments on the first, second and third anniversaries of the grant date. Mr. Shepherd will be entitled to receive relocation benefits consistent with Company policy, subject to adjustment as may be approved by the Committee.

In addition, Mr. Shepherd and the Company expect to enter into an employment agreement effective March 1, 2017, which provides for an initial one year employment term. After the initial one-year term, Mr. Shepherd’s agreement is extended each day for an additional day until the Company provides at least 90 days’ notice of its intention not to extend the agreement.

Upon termination of employment by the Company without Cause (not in connection with a change in control) or upon termination of employment by the Company without Cause within 12 months after a change in control, Mr. Shepherd would be entitled to:

•
Severance equal to one times the sum of (a) his base salary and (b) an amount equal to the pro rata portion of any annual bonus that would have been payable to him, provided that the criteria for such bonus other than his continued employment have been satisfied;

•	Continued medical, dental and vision benefits for 52 weeks post-termination at the same cost as active employees;

•	Outplacement assistance, at a cost to the Company not to exceed $12,000, for a period of up to 12 months; and

•	Equity awards treated as set forth in the 2014 LTIP and the applicable award agreements.

Any severance benefits paid would be subject to Mr. Shepherd’s execution (without revocation) of a general release of claims against the Company.

Pursuant to the terms of his employment agreement, Mr. Shepherd is subject to certain restrictive covenants, including the following, among others: non-disclosure of confidential information; non-disparagement; non-solicitation of customers, suppliers, employees, agents or independent contractors, which runs for one year following his termination of employment; and non-competition, which runs for one year following his termination of employment.

The foregoing summary description of the material terms of Mr. Shepherd’s employment agreement does not purport to be complete and is qualified in its entirety by the actual terms of the employment agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the first quarter of fiscal year 2017.

A press release announcing the appointment of Mr. Shepherd was issued by the Company on March 1, 2017 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number

99.1	Press Release, dated March 1, 2017, issued by Advance Auto Parts, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCE AUTO PARTS, INC.
(Registrant)

Date: March 1, 2017	/s/ Thomas B. Okray
(Signature)*
Thomas B. Okray
Executive Vice President and Chief Financial Officer
* Print name and title of the signing officer under his signature.

EXHIBIT INDEX

Exhibit Number
99.1	Press Release, dated March 1, 2017, issued by Advance Auto Parts, Inc.